Exhibit 10.36
FIRST AMENDMENT TO LEASE AGREEMENT (BUILDING 90)
AND SERVICE LEVEL AGREEMENT
          THIS FIRST AMENDMENT TO LEASE AGREEMENT (BUILDING 90) AND SERVICE LEVEL AGREEMENT (this “Amendment”) is entered into this 10th day of January, 2007 by and between AVAGO TECHNOLOGIES U.S. INC., a Delaware corporation (“Avago”), and LUMILEDS LIGHTING B.V., a Netherlands corporation (“Lumileds”).
RECITALS:
          WHEREAS, Agilent Technologies, Inc., a Delaware corporation (“Agilent”), as Landlord, and Avago, as Tenant, entered into that certain Lease Agreement (Building 90) dated December 1, 2005 (the “Original Lease”), pursuant to which Tenant leased from Landlord portions of the property commonly known as Building 90 and located at 350/370 W. Trimble Road, San Jose, California (the “Premises”) as more particularly described in the Original Lease. Landlord’s interest in the Original Lease was subsequently assigned by Agilent to Lumileds (Lumileds shall also be referred to herein as “Landlord”).
          WHEREAS, Agilent, as the Company, Lumileds, as the Contractor, and Avago entered into that certain Service Level Agreement (the “SLA”) dated as of November 1, 2005, pursuant to which Agilent engaged Lumileds to provide services to the Premises as more particularly described in the SLA. Agilent’s interest in the SLA was assigned to Avago (Avago shall also be referred to as the “Company” and Lumileds shall also be referred to as the “Contractor”).
          WHEREAS, Avago and Lumileds desire to amend the Original Lease and the SLA as set forth herein.
          NOW, THEREFORE, for and in consideration of the recitals herein above set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agilent and Lumileds hereby agree as follows:
1.	Terms. Unless otherwise defined in this Amendment to the contrary, all capitalized terms have the meaning ascribed to them in the Original Lease and SLA.

2.	Extension of Term.
a.	Section 2.1 of the Original Lease is hereby deleted in its entirety and is replaced with the following: “Landlord and Tenant hereby agree to extend the Lease Term for a period of an additional seven (7) years from December 1, 2008 through November 30, 2015. For purposes of the Lease, the period from December 1, 2008 through November 30, 2015 is referred to herein as the “Extended Term”.”

b.	The definition of “Expiration Date” in Section 1.15 of the Original Lease is hereby deleted, and replaced by the following: ““Expiration Date” means the earlier of November 30, 2015 or the date that this Lease is sooner terminated pursuant to its terms.”

c.	The definition of “Tenant’s Share” in the Lease Summary (at the beginning of the Original Lease) and Section 1.4.4 of the Original Lease is hereby amended by adding the following as a new sentence at the end of the current definition in the Lease Summary: “During the Extended Term, Tenant’s Share shall mean 29.62% for the Project should Tenant exercise its right to take the Exhibit 3b Space defined below, and 28.42% if Tenant does not exercise such right.” and the following sentence at the end of Section 1.4.4: ““Tenant’s Share” in connection with the Operating Expenses for the Project means the percentage obtained by dividing the gross rentable square footage of the Premises (134,202 sq. ft. if Tenant exercises its right to take the Exhibit 3b Space, or 128,790 if

Tenant does not exercise such right) by the gross rentable square footage of the Project (453,107 sq. ft.), which is deemed to be 29.62% if Tenant exercises its right to take the Exhibit 3b Space, or 28.42% if Tenant does not exercise such right .”
3.	Square Footage. The definition of “Premises” in the Lease Summary (at the beginning of the Original Lease) and Section 1.29 of the Original Lease are hereby amended by adding the following as a new sentence at the end of the current definition: “During the Extended Term, should Tenant exercise its right to take the Exhibit 3b Space, the Premises shall be deemed to contain one hundred thirty-four thousand two hundred two (134,202) square feet of space, including 4684 square feet of basement currently used for data center purposes, as more particularly described on Exhibit 3a attached hereto and made a part hereof. If Tenant does not exercise such right, the Premises shall be deemed to contain one hundred twenty-eight thousand seven hundred ninety (128,790) square feet of space, including 4684 square feet of basement currently used for data center purposes, also as more particularly described on Exhibit 3a attached hereto and made a part hereof.”

4.	Relocation and Restoration of Tenant. The Original Lease is hereby amended by inserting the following as a new Section 2.2: “Relocation and Restoration of Tenant. Prior to the commencement of the Extended Term, Tenant shall vacate approximately 10,795 square feet of office space and 5,412 square feet of laboratory space on the ground floor as more specifically designated and set forth on Exhibit 3b hereto (the “Exhibit 3b Space”). Tenant shall surrender and vacate such space in accordance with the applicable provisions of the Lease, but shall have no restoration or “put back” obligations with respect to such space. Tenant shall have the right to require Landlord to perform, at Landlord’s cost, the restoration and relocation described below if, on or prior to November 30, 2007, Tenant notifies Landlord that it is exercising its right to require Landlord to perform such restoration and relocation. If Tenant timely exercises such right, Landlord shall, at Landlord’s cost, relocate Tenant’s existing offices from the approximately 10,795 square feet of office space surrendered to other space within the remaining Premises Tenant designates, and relocate Tenant’s existing lab equipment and utilities from the 5,412 square feet of laboratory space in a portion of the Exhibit 3b Space and restore it in the replacement laboratory space set forth on Exhibit 3b (the “Exhibit 3b Space”). The relocation of the office space shall consist of Landlord moving, reconfiguring, recabling and making other improvements sufficient to reasonably reproduce in all materials respects the surrendered offices at the location Tenant identifies. The relocation and restoration into the Exhibit 3b Space shall consist of Landlord demising and building out the Exhibit 3b Space with equivalent layout and utility capacity and, in all other material respects, comparable to what is currently set forth in the to be vacated laboratory space which comprises a portion of the Exhibit 3b Space. Landlord may not pass through or amortize any costs incurred under this Section 2.2 as an Operating Expense or otherwise.”

5.	Rent. The following is hereby inserted as a new Section 3.1(A) of the Original Lease: “Commencing on December 1, 2008 and continuing on the first day of each month throughout the Extended Term as set forth and described below, Tenant shall pay Landlord without offset, deduction or prior notice, as Monthly Base Rent for the Premises, the amount obtained by multiplying the dollar amount set forth for the applicable month during the Extended Term by the square footage in the Premises:

Month of Extended Term	Amount per Square Foot Per Month
1-12	$0.725
13-24	$0.761
25-36	$0.799
37-48	$0.833
49-60	$0.881
61-72	$0.925
73-84	$0.972
During the Extended Term, the Monthly Base Rent shall include all Real Property Taxes allocable to the Premises. All Real Property Taxes associated with the Project and the Premises shall be for Landlord’s sole account and not passed through to Tenant as an Operating Expense, Additional Rent or otherwise.

6.	Tenant Improvements.
a.	The Original Lease is hereby amended by inserting the following as a new Section 5.2(A): “Contemplated Extended Term Improvements. Notwithstanding anything herein to the contrary, in satisfaction of the requirements of Section 5.2 hereof, Landlord acknowledges and approves, in concept (and subject to the receipt and reasonable approval of plans and the other requirements set forth and described in the Original Lease) Tenant’s contemplated improvements to the Premises during the Extended Term. These contemplated improvements are: upgrade and expansion of the main lobby; installation of up to seven (7) hard-walled offices and six (6) additional conference rooms; and upgrades to existing bathrooms. Landlord reserves the right to review and approve the plans and specifications for such improvements as more particularly set forth in the Lease, such approval not to be unreasonably withheld or delayed. Except as otherwise set forth explicitly herein, in connection with the performance of any Leasehold Improvement, Tenant shall comply with the applicable provisions of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not be required to remove from the Premises at the end of the Extended Term or otherwise the specifically referenced Leasehold Improvements described in this Section 5.2(A) and such Leasehold Improvements shall become the property of Landlord on the Expiration Date. Notwithstanding anything herein to the contrary, Landlord agrees not to charge Tenant supervisory fees with respect to the specifically referenced Leasehold Improvements described in this Section 5.2(A) or the items set forth in Section 5.5. This Section 5.2(A) shall not be deemed to affect the rights of either Landlord or Tenant, including Landlord’s right to request restoration of or to charge supervisory fees, with respect to any Leasehold Improvements other than those specifically contemplated by this Section 5.2(A) or Section 5.5.”

b.	The Original Lease is hereby further amended by inserting the following as a new Section 5.5: “Cafeteria and Fitness Center. Landlord and Tenant shall upgrade the common cafeteria and to construct a joint fitness center, with the completion of such improvements to be pursuant to mutually agreed plans (with neither party unreasonably withholding its approval) no later than the date that is one year from the date hereof. Landlord shall perform and pay for the cost of such improvements, and shall amortize fifty percent (50%) of such costs over the remaining Lease Term and Extended Term, which amortized amounts shall be charged monthly to the Tenant as Additional Rent. The remaining fifty percent (50%) shall be Landlord’s expense, and shall not be charged to Tenant as Operating Expense or otherwise. So long as Landlord continues to maintain the Cafeteria and fitness center, and subject to the other terms and conditions of this Lease and the rules applicable to those facilities, and provided that no default has occurred and remain uncured beyond the expiration of any applicable notice or cure periods, Tenant’s employees shall be permitted nonexclusive access to the Cafeteria and fitness center, in conjunction with other tenants and occupants of the Project and on a nondiscriminatory-pricing basis with such other tenants and occupants. If after such improvements are completed Landlord thereafter closes either the Cafeteria or the fitness center for a period longer than 60 days, Tenant shall be relieved of the obligation to pay the associated amortized improvement costs for such period(s).

c.	The Original Lease is hereby further amended by inserting the following as a new Section 5.6: “Earthquake Retrofitting. In the event Landlord performs any work at the Premises or the Project for the purpose of earthquake retrofitting (it being understood and agreed that Landlord shall have no obligation to perform any such work), such work shall be at Landlord’s sole cost and expense, and Landlord shall have no right to amortize, include as Operating Expenses, or otherwise pass those costs through to Tenant.”
7.	Signage.
a.	Section 4.5 of the Original Lease is hereby amended by replacing the last sentence with the following: “Notwithstanding the foregoing, except in connection with the existing monument at the corner of Trimble and Orchard Roads, Tenant shall be entitled to 50% of the signage currently located throughout the Project (including without limitation signage at the exterior perimeter, driveways and roads, on buildings and directional signage).

b.	The Original Lease is hereby amended by inserting the following as a new Section 4.5(A): “The parties acknowledge that Landlord installed the Lumileds/Avago monument at the corner of Trimble and Orchard Roads. The cost of such installation shall be borne solely by Landlord and will not be charged to Tenant (whether as an Operating Expense or otherwise).”

c.	Exhibit D to the Original Lease is hereby amended by removing the requirement for Tenant to install the Exterior Monument signage.
8.	Furniture. The Original Lease is hereby amended by inserting the following as a new Section 16.18: “Landlord’s Furniture. Landlord hereby leases to Tenant without separate charge, and Tenant hereby hires from Landlord, the personal property currently located within the Premises (the “Included Personal Property”). Landlord makes no representation as to the condition or usability of the Included Personal Property. Tenant shall indemnify and hold harmless Landlord, and its officers, directors, agents, employees and invitees, from and against any and all claims, actions, liability and damages (including without limitation reasonable attorneys’ fees and expenses) sustained by any agent, employee, contractor, invitee, assignee or tenant of Tenant as a result of any injury, damage or other liability suffered in connection with the Included Personal Property. Tenant shall (i) accept the Included Personal Property in its “as is” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof, (ii) insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Lease applicable to insurance required to be carried by Tenant shall be applicable thereto), and (iii) surrender the Included Personal Property to Landlord in the Premises upon the expiration or sooner termination of this Lease in the same condition as of the date hereof, as the same may be affected by reasonable wear and tear.

If Tenant desires to remove any or all of the Included Personal Property from the Premises, it shall notify Landlord of its intention with a specific list of the specified property. Landlord shall either inform Tenant that (i) Tenant shall dispose the applicable Included Personal Property, in which event the removal and disposal of the applicable Included Personal Property shall be at Tenant’s sole cost and expense, or (ii) Tenant shall move, at its sole cost and expense, the applicable Included Personal Property to a location at the Project designated by Landlord. In the latter event, the cost and expense of storage will be borne by Landlord. Tenant shall have no obligation to replace or restore any such Included Personal Property so removed upon the Expiration Date.”

9.	Amendments to SLA.
a.	Section 12.6.4 of the SLA is hereby amended by inserting the following at the end of the second sentence: “, as such Building 90 Lease may have been extended.”

b.	All expenses to be paid by the Company to Contractor, as described in Exhibit B to the SLA, will equal the applicable percentages, applied to the actual costs to Contractor for such services. Contractor shall continue to charge the Company an administrative fee of 3% as described in Section 2 of the SLA. A designated representative of the Contractor and a designated representative of the Company shall meet prior to the start of each calendar year to fix the levels of Services and estimates of the initial cost of the Services for the next year. Contractor and Company acknowledge that they have agreed to estimates of the expenses for 2007. The Services to the Company will remain the equivalent of two technical maintenance headcount.
10.	Brokers. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with this Amendment other than Cornish & Carey Commercial, whose fee and/or commission shall be payable by Tenant and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Amendment. Tenant agrees to defend, indemnify and hold Landlord free and harmless from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of or in connection with claims made by any broker or individual that Tenant has dealt with for commissions or fees resulting from Tenant’s execution of this Agreement.
a.	Full Force and Effect; Inconsistency. Except as otherwise expressly set forth in this Amendment, all provisions of the Original Lease shall remain in full force and effect as modified hereby and are hereby ratified, confirmed and affirmed, and references therein to the “Lease” shall be references to the Original Lease as modified by this Amendment. In the event of any inconsistency between the terms of the Original Lease and the terms of this Amendment, the terms of this Amendment shall control.

b.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. To facilitate the execution of this Amendment, each of the parties hereto may execute and exchange by telephone facsimile counterparts of the signature pages, with each facsimile being deemed an “original” for all purposes.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first above written.

AVAGO TECHNOLOGIES U.S., INC, a Delaware corporation
By:	/s/ Hock E. Tan
Name:	Hock E. Tan
Title:	President and CEO

LUMILEDS LIGHTING B.V., a Netherlands corporation
By:	/s/ N.T. Bostock
Name:	N.T. Bostock
Title:	CFO

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